CONSENT BY LEGAL AND TAX COUNSEL

M&A Counselors and Fiduciaries, LLC, (the "Undersigned"), hereby consents to being named as legal and tax counsel in a Form S-1 Registration Statement and the inclusion of the legal opinions rendered by the Undersigned as Exhibits 5 and 8 thereto and the scope of the limited liability of the members expressed under the sub-heading Limited Liability under the caption Potential Advantages in the prospectus filed with the Securities and Exchange Commission by Prestiga Fund, LLC, in connection with a proposed offering of membership interests (the "Units") to the public as described in said Registration Statement.


                               /s/ C. William Hoilman
                               M&A COUNSELORS AND FIDUCIARIES, LLC
                               21 CUMMINGS PARK, SUITE 200
                               WOBURN, MA 01801
                               781-376-9400

Dated:  October 7, 2004